     As Filed with the Securities and Exchange Commission on August 6, 1997

                           Registration No. 333-31767


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-3/A

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                        MEDICAL DEVICE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


        Utah                                  58-1475517
----------------------                  ----------------------
(State or other juris-                     (I.R.S. Employer
 diction of incorpora-                      identification
 tion or organization)                          number)

 9171 Towne Centre Drive, Suite 355, San Diego, California 92122 (619) 455-7127
-------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



             M. LEE HULSEBUS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        MEDICAL DEVICE TECHNOLOGIES, INC.
         9171 TOWNE CENTRE DRIVE, SUITE 355, SAN DIEGO, CALIFORNIA 92122
                                 (619) 455-7127
         ---------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   COPIES TO:

                           CLIFFORD A. BRANDEIS, ESQ.
                          ZUKERMAN GORE & BRANDEIS, LLP
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 223-6700
                               Fax (212) 223-6433

     Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of the registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|(continued overleaf)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
|                          |                    |                       |      Proposed              |                             |
|                          |                    |     Proposed          |      Maximum               |                             |
| Title of each            |    Amount          |     Maximum           |      Aggregate             |       Amount of             |
| class of securities      |    to be           |     Offering Price    |      Offering              |       Registration          |
| to be registered         |    Registered      |     Per Share         |      Price                 |       Fee                   |
|                          |                    |                       |                            |                             |
| Common Stock,            |                    |                       |                            |                             |
|  Par Value               |                    |                       |                            |                             |
|  $.15 Per Share          |    267,612         |       (1)             |      $219,823 (1)          |       $67                   |
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a future amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS-REFERENCE SHEET

                             Pursuant to Item 501(b)

Item Number and Caption                       Location or Heading
in Form S-3                                   in Prospectus
-----------------------                       --------------------

1.  Forepart of Registration Statement and    Facing Page of Registration
    Outside Front Cover Page of Prospectus.   Statement; Cover Page of
                                              Prospectus.

2.  Inside Front and Outside Back Cover       Inside Front and Outside Back
    Pages of Prospectus.                      Cover Pages of Prospectus.

3.  Summary Information, Risk Factors and     Prospectus Summary; The
    Ratio of Earnings to Fixed Charges.       Company; Risk Factors.

4.  Use of Proceeds.                          Prospectus Summary.

5.  Determination of Offering Price.          *

6.  Dilution.                                 *

7.  Selling Security Holders.                 Cover Page; Selling
                                              Shareholders.

8.  Plan of Distribution.                     Cover Page; Plan of
                                              Distribution.

9.  Description of Securities to be           Incorporation of Certain
    Registered.                               Documents by Reference;
                                              Description of Capital Stock.

10. Interests of Named Experts and            *
    Counsel.

11. Material Changes.                         The Company; Risk Factors;
                                              Description of Capital Stock.

12. Incorporation of Certain Information      Incorporation of Certain
    by Reference.                             Documents by Reference.

13. Disclosure of Commission Position on      *
    Indemnification for Securities Act
    Liabilities.

* Omitted as not applicable.

PROSPECTUS
----------

                        MEDICAL DEVICE TECHNOLOGIES, INC.

                         267,612 shares of Common Stock,
                            $.15 par value per share


     This Prospectus relates to (i) up to 142,858 shares of common stock, $.15 par value (the "Common Stock"), of Medical Device Technologies, Inc., a Utah corporation (the "Company"),owned by various individuals, and (ii) up to 124,754 shares of Common Stock issuable upon the exercise of 124,754 common stock purchase warrants (the "Warrants") issued to, and which may be exercised and offered from time to time by, the holders of the Warrants. All of the shares of Common Stock registered hereunder, including the shares of Common Stock issuable upon the exercise of the Warrants, are sometimes hereinafter collectively referred to as the "Securities." The holders of the shares of Common Stock and the Warrants are sometimes hereinafter collectively referred to as the "Selling Stockholders." All costs in connection with the registration of the Securities are being borne by the Company. The Company will not receive any of the proceeds from the sale of the Securities pursuant to this Prospectus, although the Company will receive net proceeds from the exercise of Warrants equal to the exercise prices thereof which range from $0.80 to $2.00 per share. The Company will use any net proceeds received from the excercise of the Warrants described in this Prospectus for general working capital purposes.

     The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "MEDD." The Company's publicly traded Preferred Stock and the Company's redeemable common stock purchase warrants are traded under the symbols, "MEDDP" and "MEDDW", respectively. The last reported closing bid and asked prices of the Common Stock on Nasdaq on July 15, 1997 were $0.34 and $0.44 per share, $1.63 and $2.25 per share for the 6% Cumulative Convertible Series A Preferred Stock, and $0.13 and $0.50 per share for the Warrants.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THE COMPANY HAS INCURRED SUBSTANTIAL OPERATING LOSSES. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES

     Information contained herein is subject to completion or amendment. A regulation statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitue an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any Sate in which such offer, solicitation or sale would be unlawful prior to registraton or qualification under the securities laws of any such State.

     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

     The Selling Stockholders directly or through agents, dealers or underwriters to be designated from time to time may sell the Securities on terms to be determined at the time of sale. To the extent required, the number of Securities to be sold, the respective purchase price and public offering price, the name of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in and accompanied by a Prospectus Supplement. See "Plan of Distribution."

     The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of their shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits on the resale of the Selling Stockholders' shares, may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two (2) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Securities during the effectiveness of the Registration Statement of which this Prospectus forms a part. All of the foregoing may affect the marketability of the Securities.

                 The date of this Prospectus is August 6, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company in accordance with the Exchange Act can be inspected and copies made at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661 and 7 World Trade Center, New York, NY 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web-site that contains reports, proxy and information statements and other information regarding the Company that are on file with the Commission. The address of the Commission's web-site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement"), with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

     No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock issuable under the terms of this Prospectus, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates herein by reference the following documents heretofore filed with the Commission: the Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1996; the Definitive Proxy Statement on Form 14-A dated April 8, 1997 with respect to the Company's 1997 Annual Stockholders Meeting held on May 23, 1997; the Quarterly Report of the Company on Form 10-QSB for the period ended March 31, 1997, and the Company's Form 8-K dated June 23, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     The Company will provide, without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that is incorporated into the Prospectus. Such written requests should be directed to the Secretary of the Company at 9171 Towne Centre Drive, Suite 355, San Diego, California 92122, telephone (619) 455-7127.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed descriptions and financial information and statements appearing elsewhere in this Prospectus and the documents incorporated herein by reference.

The Company
-----------

     The Company is in the business of identifying, developing and bringing to market medical devices and their related products which the Company believes are innovative, represent improvements over existing products, or are responsive to a presently unfulfilled need in the marketplace. Pursuant to this strategy, the Company has identified and acquired three licenses to develop products, all of which the Company believes have commercial viability. In addition, the Company recently signed an agreement to acquire an existing, profitable medical device from a large multinational health care concern. Finally, depending on the specific device and other circumstances, such as the Company's then current financial and operating situation, the Company pro- actively attempts, on a limited basis from time to time, to identify and license additional patented technologies in the medical device field. See "The Company" and "Risk Factors" below.

     The Company's principal offices are located at 9171 Towne Centre Drive, Suite 355, San Diego, California 92122, telephone (619) 455-7127.

The Offering
------------

     Up to 267,612 shares of Common Stock are being offered pursuant to this Prospectus which may be offered from time to time by the Selling Stockholders for their own account.

Plan of Distribution
--------------------

     The Selling Stockholders, directly or through agents or underwriters, may offer and sell from time to time all or any part of the Securities held by them in amounts and on terms to be determined or at quoted prices then prevailing on the Nasdaq SmallCap Market. See "Plan of Distribution."

                                  RISK FACTORS


     Investment in the Company's securities involves a high degree of risk. Investors should carefully consider the following factors, among others, relating to the Company.

     Development  Stage  Company;  History  of  Operating  Losses;   Accumulated
Deficit; Uncertainty of Future Profitability; Auditors' Going Concern

     The Company was exclusively engaged in oil and gas activities until June 1992, when it entered into its first license agreement and commenced its current operations in the medical device business. The Company subsequently entered into two additional licenses for medical devices and in April of 1994 discontinued entirely its oil and gas operations. The Company commenced the limited manufacture and marketing of its first medical device, the FAS, in 1996, although to date, the Company has only realized approximately $70,000 in sales, and no profits, with respect to the FAS device. The Company is currently developing its other two medical devices, the Cell Recovery System and the Intracranial Pressure Monitoring System. Consequently, the Company is still a development stage company with respect to the medical device business. At December 31, 1996, partially as a result of its unsuccessful oil and gas activities, the Company had an accumulated deficit of approximately $17,300,000. The Company expects losses to continue until such time, if ever, as the Company's medical devices can successfully be brought to market and generate sufficient operating revenues. Although the Company has commenced marketing the Fluid Alarm System, the Company needs to conduct additional development activities with respect to its other products, which include clinical testing and establishing manufacturing with respect to the Cell Recovery System and substantial clinical testing and obtaining regulatory clearance with respect to the Intracranial Pressure Monitoring System. Although the Company received FDA marketing clearance of the Company's second device, the CRS, in March 1996, the Company intends to complete certain clinical trials for a follow-up submission to the FDA to establish that the device is comparable to results achieved from the most costly and invasive biopsy procedure in the detection of certain urological diseases, such as bladder cancer. There can be no assurance that the Company will receive 510(k) clearance, which is for products that are similar to products that have already received FDA clearance (a "510(k)"), from the FDA for such additional claims or that the FDA will not require the Company to submit a pre-market approval application (a "PMA") for such claims which would substantially delay marketing clearance. There can also be no assurance that the Company will be successful in establishing manufacturing of the system's instrumentation and disposables. The Company's third device, the ICP, is still undergoing development solely with respect to the first generation ICP device that the Company intends to develop. It is currently anticipated that submission to the FDA will occur in late 1997 or in 1998. The Company's intends to undertake clinical testing and to establish volume manufacturing with respect to the CRS and the extensive clinical testing and regulatory clearance still required with respect to the ICP. The costs of conducting these testing and clearance procedures, together with projected general and administrative expenses and projected marketing costs related to the FAS and launch of the CRS, are expected to result in continuing losses until such time as the Company achieves significant sales from one or more of its products.

     The Company's ability to achieve profitability depends upon its ability to successfully market the FAS and to develop and successfully market the CRS and ICP, of which there can be no assurance. In addition, the Company will continue to seek to license additional medical products for development and commercialization, although there can be no assurances that the Company will be able to identify any additional products that it deems suitable for development and commercialization, or that if it does identify such products, that any of them will be successfully developed and commercialized. Further, the Company's independent certified accountants' report on the Company's financial statements for the year ended December 31, 1996 includes an explanatory paragraph that the Company's recurring losses from operations raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Need for Additional Capital; Possible Issuance of Securities and Corresponding Possible Future, Substantial Dilution

     The Company's cash requirements continue to be significant. As noted in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997, in order for the Company to satisfy its capital needs for the next 12 months, the Company needs to increase sales of the FAS (which the Company does not presently believe will be sufficient for the Company to maintain its current level of operations, including its current product development and research and development plan) and raise additional capital. In addition, the Company also needs to raise additional capital to effect its proposed $1.35 million acquisition of the Biotrack product line from Boehringer Mannhein Corporation. The Company has no current committments with respect to raising any such additional capital and there can be no assurance that any such additional capital can be obtained on terms acceptable to the Company, or at all. Failure by the Company to realize significant sales and achieve profitability from the FAS or obtain additional capital, would have a material adverse effect on the Company, would cause the Company to substantially curtail product development and planned market introduction of its devices due to lack of funds, and would also have a material adverse effect on the Company's ability to complete the acquisition of the Biotrack product line from Boehringer Mannheim Corporation. Further, in the event that the Company obtains any additional financing, such financings will most likely have a dilutive effect on the holders of the Company securities, which dilution could be substantial.

Uncertainty of Product Development; Corporate Inexperience

     Development of the Company's medical devices will be subject to all of the risks associated with new product development, including unanticipated delays, expenses, technical problems, or other difficulties that could result in abandonment or substantial change in the proposed commercialization of the Company's medical devices. Given the uncertainties inherent in new product development, and the Company's inexperience in the business of commercializing medical devices, there can be no assurances that the Company will be successful in developing its products. Investors should be aware of the potential problems, delays and difficulties often encountered by any development stage company. As a consequence, problems may arise that may be beyond the experience or control of management and accordingly, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by development stage companies in the establishment of a new business in a highly competitive and highly regulated industry. The Company only recently commenced the marketing of one of its products, the FAS, and it is not currently possible to predict the demand and market acceptance for the FAS or any of the Company's other products. Accordingly, there can be no assurance that the Company's development and commercialization activities will be successful, that the Company will receive FDA clearance for any of its other products, or that any of the Company's devices will be commercially viable and successfully marketed, or that the Company will ever achieve significant levels of revenue or profits, if any.

Dependence on Third Party Manufacturing; Limited Marketing Capabilities

     The Company has no current manufacturing capabilities but will obtain such capability in association with the planned acquisition of the Biotrack product line from Boehringer Mannheim Corporation. However, the Company will continue to be forced to rely on third parties to manufacture its other three products. The Company must be able to effect the manufacture of the devices that it will seek to commercialize, in sufficient quantities and at acceptable costs. Further, the Company and third-party manufacturers will need to comply with FDA and other regulatory requirements in connection with its manufacturing activities and facilities, including FDA Current Good Manufacturing Practices ("CGMP") regulations. There can be no assurance that third party manufacturers acceptable to the Company can be identified on commercially acceptable terms, or at all, or that such other manufacturers, if identified, will be adequate for the Company's long-term needs, or that they can meet all relevant regulatory requirements. Moreover, there can be no assurance that the Company's manufacture of products on a limited scale basis means that the Company can effect the successful transition to commercial, large-scale production.

     The Company currently has a limited sales and marketing staff and does not presently intend to establish its own extended sales force. The Company is presently seeking to engage independent regional distributors of medical devices to effect the sale of its FAS device. At a future date the Company may also form a marketing alliance with a strategic corporate partner with respect to the FAS device, although there can be no assurance that it will be able to do so. Similarly, the Company presently intends to engage independent distributors of medical devices or form marketing alliances with strategic corporate partners to effect sales of its other two medical devices. As a consequence, the Company's current marketing and sales strategy will substantially rely on unaffiliated third parties to effect the sales of its products. There can be no assurance that the Company will be able to rely on unaffiliated third parties to successfully effect sales of its products or that the Company will not have to incur significant additional expenditures, which may include the employment of sales personnel, in order to successfully effect the sales of its products.

No Assurance of Market for FAS Device

     Although the Company commenced the marketing of the FAS device in 1996, to date the Company has only realized approximately $70,000 in sales and achieved limited profitability with respect to the FAS device. The Company currently believes that before the FAS will experience any significant sales, the Company will have to convince the medical community of the potential unreliability of infection control barriers such as latex surgical gloves, particularly in the absence of obvious breaches, punctures or tears of the gloves. In order for the FAS to be successful, the Company must demonstrate that fluid contact between health care professionals and patients occurs as a routine matter as a result of the "fluid-saturation" of latex surgical gloves even when such gloves have not been punctured or torn.

     The Company also needs to establish that when fluid contact does occur between health care professionals and patients as a result of fluid-saturated but otherwise non-damaged latex gloves, that pathogens (which are disease producing organisms) are transmitted between the health care professional and the patient, thus resulting in a health risk to both parties. There can be no assurance that the Company will be able to convince the medical community the need for a device like the FAS and consequently, there can be no assurance that a market will develop for the FAS device. The failure of the Company to establish a market for the FAS device and effect significant sales of the FAS device would have a material adverse effect on the Company. Further, in the event that the Company does not effect sufficient sales of the FAS device in 1997, which the Company does not presently believe that it will be able to obtain, the Company will be required to raise additional capital in order to complete the acquisition of the Biotrack product line from Boehringer Mannheim Corporation and sustain itself for the next 12 months.

No Assurance of Market for CRS Device

     The Company received marketing clearance for the CRS device with respect to urological procedures in March 1996. Nevertheless, the Company will not commence marketing the CRS until late 1997 or early 1998, so that the Company can complete certain clinical trials for a follow-up 510(k) submission to the FDA to establish that the device assists with the detection of certain urological diseases, such as bladder cancer. There can be no assurance that the Company will receive 510(k) clearance from the FDA for such additional claims or that the FDA will not require the Company to submit a PMA application for such claims that would substantially delay marketing clearance. The Company also intends to commence, prior to a scheduled marketing launch of the CRS, manufacturing of the system's instrumentation and disposables, although there can be no assurance that the Company will be able to do so. The Company currently believes that before the CRS will experience any significant sales that the device's capabilities in assisting with the detection of certain diseases, such as with respect to assisting the detection of bladder cancer, particularly in comparison to current cell sampling methods, will have to be established. There can be no assurance that the Company will be able to establish to the medical community that the CRS device is as effective as biopsy in assisting the detection of bladder cancer and consequently, there can be no assurance that a market will develop for the CRS device relative to the detection of bladder cancer. Further, since the Company has not yet commenced adaptation of the CRS device for any other procedures, there can be no assurance that there will be a market for any other procedures for which the Company is successful in adapting the CRS device. The failure of the Company to establish a market for the CRS device and effect significant sales of the CRS device in the urological or any other field could have a material adverse effect on the Company.

No Assurance of Identification, Acquisition or Commercialization of Additional Technologies

     From time to time, if the Company's resources allow, the Company intends to explore the acquisition and subsequent development and commercialization of additional patented technologies in the medical device field. There can be no assurance, however, that the Company will be able to identify any additional technologies and, even if suitable technologies are identified, there can be no assurance that the Company will have sufficient funds to commercialize any such technologies or that any such technologies will ultimately be viable.

Government Regulations

     The Company's medical device products are subject to extensive government regulations in the United States and in other countries. In order to clinically test, produce, and market its devices, the Company must satisfy numerous mandatory procedures, regulations, and safety standards established by the FDA, and comparable state and foreign regulatory agencies. Typically, such standards require that the products be cleared by the government agency as safe and effective for their intended use prior to being marketed for human applications. The clearance process is expensive and time consuming. Other than with respect to the Company's Fluid Alarm System and the Cell Recovery System, no assurance can be given that clearances will be granted for any expanded claims for the CRS or for the sale of the ICP or any other future products, if any, or that the length of time for clearance will not be extensive, or that the cost of attempting to obtain any such clearances will not be prohibitive.

     The FDA employs a rigorous system of regulations and requirements governing the clearance processes for medical devices, requiring, among other things, the presentation of substantial evidence, including clinical studies, establishing the safety and efficacy of new medical devices. The principal methods by which FDA clearance is obtained are pre-market approval (a "PMA"), which is for products that are not comparable to any other product in the market, or filing a pre-market notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act (a "510(k)") which is for products that are similar to products that have already received FDA clearance. Although both methods may require clinical testing of the products in question under an approved protocol, because PMA clearance relates to more unique products, the PMA procedure is more complex and time consuming. Applicants under the 510(k) procedure must prove that the products for which clearance is sought are substantially equivalent to products on the market prior to the Medical Device Amendments of 1976, or products approved thereafter pursuant to the 510(k). The review period for a 510(k) application is approximately one hundred fifty (150) days from the date of filing the application, although there can be no assurance that the review period will not extend beyond such a period.

     Under the PMA procedure, the applicant is required to conduct substantial clinical testing to determine the safety, efficacy and potential hazards of the product. The review period under a PMA application is one hundred eighty (180) days from the date of filing, and the application is not automatically deemed cleared if not rejected during that period. The preparation of a PMA application is significantly more complex, expensive and time consuming than the 510(k) procedure. Further, the FDA can request additional information, which can prolong the clearance process.

     In order to conduct human clinical studies for any medical procedure proposed for the Company's products, the Company could also be required to obtain an Investigational Device Exemption ("IDE") from the FDA, which would further increase the time before potential FDA clearance. In order to obtain an IDE, the Company would be required to submit an application to the FDA, including a complete description of the product, and detailed medical protocols that would be used to evaluate the product. In the event an application were found to be in order, an IDE would ordinarily be granted promptly thereafter.

     The Company may be required to use the PMA process for the Intracranial Pressure Monitoring System or for expanded claims for the CRS in order to be granted FDA clearance. The clearance process can take from a minimum of six (6) months to several or more years, and there can be no assurance that FDA clearance will be granted for the commercial sale of the Intracranial Pressure Monitoring System or expanded claims for the CRS device.

     The FDA also imposes various requirements on manufacturers and sellers of medical devices under its jurisdiction, such as labeling, manufacturing practices, record keeping and reporting requirements. The FDA may also require post-market testing and surveillance programs to monitor a product's effect. There can be no assurance that the appropriate clearance from the FDA will be obtained, that the process to obtain such clearance will not be excessively expensive or lengthy, or that the Company will have sufficient funds to pursue such clearances. Moreover, failure to receive requisite clearance for the Company's products or processes would prevent the Company from commercializing its products as intended, and would have a materially adverse effect on the business of the Company.

     Even after regulatory clearance is obtained, any such clearance may include significant limitations on indicated uses. Further, regulatory clearances are subject to continued review, and later discovery of previously unknown problems may result in restrictions with respect to a particular product or manufacturer, including withdrawal of the product from the market, or sanctions or fines being imposed on the Company.

     Distribution of the Company's products in countries other than the United States may be subject to regulation in those countries. There can be no assurance that the Company will be able to obtain the approvals necessary to market its medical devices outside of the United States.

Patents and Intellectual Property Rights

     The Company has entered into exclusive license agreements with respect to each of the patents underlying the Company's first three products: the Fluid Alarm System; the Cell Recovery System; and the Intracranial Pressure Monitoring System. There can be no assurance, however, that such patents will provide the Company with significant protection from competitors. Patent protection relative to medical devices is generally uncertain, and involves complex legal and factual questions. To date, there has emerged no consistent policy regarding the breadth of claims allowed in connection with the patent protection of medical devices. Accordingly, there can be no assurance that any patents licensed by the Company will afford protection against competitors with similar technologies. Finally, there can be no assurance that the Company will have the financial resources necessary to enforce its patent rights.

     Even though the Company has licensed patents, under the terms of the Company's license agreements the Company is responsible for protecting such patents. Challenges may be instituted by third parties as to the validity, enforceability and infringement of the patents. Further, the cost of the litigation to defend any challenge to the Company's licensed patents or to uphold the validity and enforceability and prevent infringement of the Company's licensed patents can be substantial. In the event that others are able to design around the Company's licensed patents, the Company's business could be materially and adversely affected.

     The Company may be required to obtain additional licenses from others to continue to refine, develop, manufacture, and market new products. There can be no assurance that the Company will be able to obtain any such licenses on commercially reasonable terms or at all or that the rights granted pursuant to any licenses will be valid and enforceable.

     Notwithstanding the Company's exclusive license with respect to the patents underlying the Biotrack, FAS, CRS and ICP, there can be no assurance that others will not independently develop similar technologies, or design around the patents. If others are able to design around the patents, the Company's business will be materially adversely affected. Further, the Company will have very limited, if any, protection of its proprietary rights in those jurisdictions where it has not effected any patent filings or where it fails to obtain patent protection despite filing therefor.

     Even though the patents underlying the Company's three medical devices have been issued by the United States Patent and Trademark Office, challenges may be instituted by third parties as to the validity and enforceability of the patents. The Company is not presently aware of any challenges to the patents. Similarly, the Company may also have to institute legal actions in order to protect infringement of the patents by third parties. The Company is not presently aware of any such infringements. The costs of litigation or settlement in connection with the defense of any third party challenges relative to the validity and enforceability of its patents and/or to prevent any infringement of the patents by third parties, which pursuant to the license agreements with respect to the patents are the Company's responsibility, could be substantial. Moreover, in the event that the Company was unsuccessful in any such litigation, the Company could be materially adversely affected.

     In addition to relying on patent protection for its products, of which there is no assurance, the Company will also attempt to protect its products, processes and proprietary rights by relying on trade secret laws and non-disclosure and confidentiality agreements, as well as exclusive licensing arrangements with persons who have access to its proprietary materials or processes, or who have licensing or research arrangements exclusive to the Company. Despite these protections, no assurance can be given that others will not independently develop or obtain access to such materials or processes, or that the Company's competitive position will not be adversely affected thereby. To the extent members of the Company's Scientific Advisory Board have consulting arrangements with, or are employed by, a competitor of the Company, such members might encounter certain conflicts of interest, and the Company could be materially adversely affected by the disclosure of the Company's confidential information by such Scientific Advisors.

Competition; Product Obsolescence

     The medical device industry is intensely competitive, particularly in terms of price, quality and marketing. Most of the Company's competitors are better established and have substantially greater financial, marketing and other resources than the Company. Further, most of the Company's competitors have been in existence for a substantially longer period of time and may be better established in those markets where the Company intends to sell its devices. Although the Company is not presently aware of any competitor that commercially manufactures and sells any medical devices with the same technological advantages as those the Company presently intends to sell, the Company is presently aware of one technology similar to the FAS that is being developed and tested, and one that is already in the marketplace, although there can be no assurance that other similar or competitive technologies are not being developed. Due to the Company's relative lack of experience, financial, marketing and other resources there can be no assurance that the Company will be able to market this device successfully, develop and market any of its other medical devices, or compete in the medical device industry.

     Moreover, competitors may develop and successfully commercialize medical devices that directly or indirectly accomplish what the Company's medical devices are designed to accomplish in a superior and/or less expensive manner. As a consequence, such competing medical devices may render the Company's medical devices obsolete. There can be no assurance that, either prior to or after the Company has developed, commercialized and marketed any of its medical devices that such devices will not be rendered obsolete by competing medical devices.

Health Care Reform and Related Measures; Uncertainty of Product Pricing and Reimbursement

     The levels of revenues and profitability of sales of medical devices may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means and the initiatives of third party payors with respect to the availability of reimbursement. For example, in certain foreign markets, pricing or profitability of medical devices is subject to government control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. Although the Company cannot predict what legislative reforms may be proposed or adopted or what actions federal, state or private payors for health care products may take in response to any health care reform proposals or legislation, the existence and pendency of such proposals could have a material adverse effect on the Company.

     Whether a medical procedure is subject to reimbursement from third party payors impacts upon the likelihood that a medical product associated with such a procedure will be purchased. Third party payors are increasingly challenging the prices charged for medical products. Two of the Company's three products, the CRS and the ICP also involve a medical procedure. There can be no assurance that any of the Company's products, or the procedures that accompany the CRS and ICP, will be reimbursable. To the extent any or all of the Company's medical products, and any accompanying medical procedures, are not reimbursable by third party payors the Company's ability to sell its products on a competitive basis will be adversely affected, which could have a material adverse effect on the Company.

Dependence On Key Personnel

     The Company's success will depend to a large extent upon its ability to retain Mr. M. Lee Hulsebus, its Chief Executive Officer and Chairman of the Board. The Company has obtained a term "key man life insurance policy" in the amount of $1,000,000 with respect to Mr. Hulsebus of which the Company is the sole beneficiary in the event of his death. The loss or unavailability of the services of Mr. Hulsebus would have a material adverse effect on the business and operations of the Company.

Need for Additional Personnel

     In the event that the Company receives FDA clearances for expanded diagnostic claims with respect to the Cell Recovery System or Intracranial Pressure Monitoring System, or there is significant commercial demand for the Fluid Alarm System or Cell Recovery System as currently cleared by the FDA, the Company will need to hire additional administrative and sales and marketing personnel. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company will be able to hire and retain the additional personnel that it will require. Failure to do so could have a material adverse effect on the Company.

Continued Nasdaq SmallCap Listing

     The Company's Common Stock is presently listed on the Nasdaq SmallCap Market. The National Association of Securities Dealers Automated Quotation System has established certain standards for the initial listing and continued listing of a security on the Nasdaq SmallCap Market. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000, capital and surplus of at least $1,000,000, a minimum bid price for the listed securities of $1.00 per share, and that the minimum market value of the "public float" be at least $1,000,000. As of July 15, 1997, the closing bid price of the Company's Common Stock and of its 6% Cumulative Convertible Series A Preferred Stock was $0.34 and $1.63, respectively. On July 24, 1997, each share of the Company 6% Cumulative Convertible Series A Preferred Stock automatically converts into four (4) shares of Common Stock. There can be no assurance that the Company will be able to satisfy the minimum price per share or other standards required for the continued Nasdaq SmallCap Market listing of its Common Stock, and as a consequence, its securities may be delisted from the Nasdaq SmallCap Market. In the event that the Company's Common Stock were excluded from the Nasdaq SmallCap Market it would materially adversely affect the price and liquidity of the Common Stock. In the event that the Company is unable to satisfy Nasdaq SmallCap Market's maintenance requirements, trading would be conducted in the "pink sheets" or the OTC's Electronic Bulletin Board. As a consequence, trading with respect to the Company's Common Stock would be subject to the so-called "penny stock" rules. Unless an exception is available, the penny stock rules require, among other things, the delivery to a prospective purchaser, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock rules and the risks associated therewith. If the Company's Common Stock was subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected by limiting the ability of broker/dealers to sell the Common Stock in the public market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would materially adversely affect the market for such securities.

No Dividends With Respect to Common Stock

     The Company has not paid any cash dividends with respect to its Common Stock, and it is unlikely that the Company will pay any dividends on its Common Stock in the foreseeable future. The Company is required to pay a 6% cumulative, semi-annual dividend with respect to its 6% Cumulative Convertible Series A Preferred Stock in shares of Common Stock, although on July 24, 1997, each share of the Company's 6% Cumulative Convertible Series A Preferred Stock automatically converted into four (4) shares of Common Stock. Earnings, if any, that the Company may realize will be retained in the business for further development and expansion.

Product Liability and Insurance

     The Company's business could, in the future, expose it to product liability claims for personal injury or death. Such risks are inherent in the testing, manufacturing and marketing of its products and services. The Company has product liability insurance which it believes is adequate, however, there can be no assurance that such insurance will provide sufficient coverage against potential liabilities or that it will be able to maintain or, if need be, increase such coverage.

Anti-Takeover Provisions; Poison Pill Issuance of Other Preferred Stock; Utah Anti-Takeover Provisions

     The Company's Articles of Incorporation and By-Laws contain provisions that may make the acquisition of control of the Company by means of tender offer, over-the-counter market purchases, a proxy fight or otherwise, more difficult. This could prevent securityholders from realizing a premium on their securities of the Company. The Company also has a staggered Board of Directors, which is a further impediment to a change in control.

     The Company has adopted a so-called "poison pill." Specifically, the poison pill significantly increases the cost to an unwanted party to acquire control of the company upon the acquisition by such unwanted suitor of 15% of the outstanding voting power of the Company.

     In addition, the Board of Directors may issue one or more series of preferred stock without any action on the part of the shareholders of the Company, the existence and/or terms of which may adversely affect the rights of holders of the Common Stock. In addition, the issuance of any such additional preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of additional preferred stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock and the Preferred Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interests.

     The Company is subject to the provisions of Sections 61-6-3 through 61-6-12 of the Utah Control Shares Acquisition Act, an anti-takeover statute. Sections 61-6-3 through 61-6-12 effectively provide that in the event a person acquires ownership or the power to effect, directly or indirectly, the exercise of 20% or more of the voting power of a Utah corporation in connection with the election of directors, then such person shall only be entitled to vote to the extent expressly agreed to by the majority of the other shareholders of the corporation. Accordingly, potential acquirors of the Company may be discouraged from attempting to effect acquisitions of the Company's voting securities, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices.

Shares Eligible for Future Sale

     There are presently 877,688 shares of Common Stock that were issued and outstanding that are "restricted securities" as that term is defined by Rule 144 of the Securities Act, 602,688 of which are currently eligible for resale in compliance with Rule 144 of the Securities Act. Of these shares, 241,965 are owned by current officers and directors of the Company who have agreed with the representative of the Company's secondary offering effected in June, 1996 (the "Representative") not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of such shares until July 24, 1997.

     In addition, 4,866,612 shares of Common Stock will be issued upon the automatic conversion of the Company's currently outstanding 6% Cumulative Series A Convertible Preferred Stock, although certain holders of an aggregate of 990,000 shares of Common Stock issuable upon the automatic conversion of these securities have agreed with the Representative not to, directly or indirectly, offer, sell, transfer or otherwise encumber any of these shares of Common Stock until July 24, 1997. In addition to 1,972,500 issued and outstanding publicly traded redeemable warrants which expire on June 23, 1999, each of which warrant entitles its holder to purchase two (2) shares of Common Stock for an exercise price of $3.75 per share, the Company has also issued an aggregate of non-public Warrants which shall vest and become exercisable from time to time. Of these non-public warrants, 631,801 are owned by officers and directors of the Company who have agreed with the Representative not to, directly or indirectly, offer, sell, transfer or otherwise encumber any of these securities, or the underlying Common Stock into which these securities are exercisable until July 24, 1997. Rule 144 provides that, in general, a person holding restricted securities for a period of one (1) year may, every three (3) months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the Company's then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four (4) calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of the Company and was not an affiliate at any time during the ninety (90) day period immediately prior to such sale, and who has satisfied a two (2) year holding period. Sales of the Company's Common Stock by shareholders under Rule 144 may have a depressive effect on the market price of the Company's Common Stock.


Forward-Looking Statements and Associated Risk.

     This Prospectus contains  forward-looking  statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, among other items (i) the Company's growth strategies, (ii) the Company's products, (iii) the need for additional financing in order to effect the acquisition of a particular medical device, and in general, (iv) the need for and uncertainty with respect to necessary regulatory clearances, (v) commercial acceptance of certain of the Company's medical devices, and (vi) the Company's ability to successfully commercialize its medical devices and to achieve profitability in general. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, regulatory, financial market or general economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact transpire or prove to be accurate.

                                   THE COMPANY

     Effective as of January 1, 1994, the Company has been engaged full time in identifying, developing and bringing to market medical devices which the Company believes are innovative, represent improvements over existing products, or are responsive to a presently unfulfilled need in the marketplace. The Company's strategy consists of: (i) identifying patented technologies in the medical device field that it believes have potential commercial viability but still require refinement and regulatory clearance, (ii) providing the necessary funds to develop and obtain the requisite regulatory clearance of such products in exchange for the acquisition, license for some other right to commercialize such technologies, and (iii) attempt to commercialize or sublicense such technologies by entering into agreements with one or more entities for clinical development, manufacturing and marketing of such products. Through this strategy, the Company believes that it can play a role in bridging the gap between viable patented technologies and their commercialization. Pursuant to this strategy, the Company has identified and acquired three licenses to develop products, the Fluid Alarm System (FAS), formerly the Personal Alarm System (PAS), the Cell Recovery System
(CRS) and the Intracranial Pressure Monitoring System (ICP), all of which the company believes have commercial viability. In addition the Company recently entered into an agreement to acquire, for $1.35 million, the Biotrack product line from Boehringer Mannheim Corporation, the United States affiliate of Boehringer Mannheim Gmbh, a multinational healthcare concern. The Biotrack product line generated $3.0 million in gross revenues in 1996 for Boehringer Mannheim Corporation, representing an increase of 25% from 1995 revenues. In connection with the Company's acquisition of the Biotrack product line, which acquisition is dependent upon the Company securing the necessary financing, the Company received a five (5) year guaranteed minimum product purchase from Boehringer Mannheim Gmbh for Germany alone, of $1.25 million per year, or an aggregate of $6.0 million.

     The primary focus of the Company's activities for the foreseeable future will be: the continued marketing of the FAS, which commenced in 1996 and with respect to which the Company, to date, has experienced minimal sales; completing financing to purchase the Biotrack product line; fulfilling its product delivery commitment to Boehringer Mannheim Gmgh and expanding sales of the Biotrack product line; and completing the regulatory and development process relative to the CRS and ICP so that the Company can also bring these products to market. In addition, the Company also receives opportunities from time to time to license or acquire other patented technologies in the medical device field. Depending on the specific device and other circumstances, such as the Company's then current financial and operating situation, the Company pro-actively attempts, on a limited basis, to identify and license or acquire additional patented technologies in the medical device field.

     On June 19, 1997 the Company's shareholders approved the reincorporation of the Company in Delaware in a statutory merger and in connection therewith approved a reduction in the Company's authorized capital and approved a stock option plan. As of this filing the filing necessary to reincorporate in Delaware has not been completed.

                              SELLING STOCKHOLDERS


     The following table sets forth, as of the date hereof, the number of the Company's shares of Common stock beneficially owned by each Selling Stockholder, the number of shares of Common Stock that are to be offered and sold by each Selling Stockholder pursuant to this Prospectus, and the amount and percentage of shares to be beneficially owned by each Selling Stockholder after the offering assuming all shares being offered pursuant to this Prospectus are sold.

                                                                       Number of
                                                                       Shares to
                                                                       be Offered,       Number of Shares   Number of Warrants
                                    Number of      Number of           including         Beneficially       Beneficially
                                    Shares Owned   Warrants            Common Stock      Owned              Owned
                                    Prior to       Owned Prior         underlying the    After this         After this
Name and Address                    Offering (1)   to Offering (2)     Warrants          Offering (3)       Offering (4)
----------------                    ------------   ---------------     ----------        ------------       ------------

B. Roland Freasier, Jr.                182,500      112,500 (5)        137,500              82,500              75,000
8895 Towne Centre Dr.
#105
San Diego, CA  92122

Miriam Meshel                              -0-        5,000 (6)          5,000               -0-                -0-
601 California Street
Suite 1900
San Francisco, CA  94108-2836

Jon Solow                               25,000       31,250 (7)         53,125               -0-                 3,125
5998 SW 50th Street
Miami, FL  33155

Randall E. Fischer                       35,716      12,500 (8)         24,108              17,858               6,250
5 North 775 Acacia
Medinah, IL  60157

Michael Baraz                             5,100       9,058 (9)          9,058               5,100              -0-
331 North Shady Lane
Elmhurst, IL  60126-2112

John E. Brennan                             -0-      21,558 (10)         9,058               -0-                12,500
39 O'Connors Lane
Old Tappan, NJ  07675

Harold L. Connell                           -0-       9,921 (11)         9,921               -0-                -0-
11651 SW 72nd Place
Miami, FL  33156

Edward C. Gomez                          56,715      32,342 (12)        19,842              56,715              12,500
1355 West L Street
Benicia, CA  94510

------------------                    ----------   ----------        ---------             --------           ----------

TOTAL                                   305,031     234,129            267,612             162,173             109,375

(1) Assumes that all shares of Common Stock are beneficially owned by the Selling Stockholder.

(2) Assumes that all shares of Common Stock issuable upon the exercise of the Warrants are beneficially owned by the Selling Stockholder.

(3) Assumes all of the Common Stock being offered pursuant to this Prospectus are sold by the Selling Stockholder.

(4) Assumes all of the Warrants being offered pursuant to this prospectus are exercised and the shares of Common Stock issuable upon such exercise are offered for sale and sold by the Selling Stockholder.

(5) Includes 112,500 shares of Common Stock issuable upon the exercise of 112,500 Warrants, 75,000 Warrants having an exercise price of $2.00 per share and 37,500 Warrants having an exercise price of $0.80 per share.

(6) Represents 5,000 shares of Common Stock issuable upon the exercise of 5,000 Warrants, each Warrant having an exercise price of $2.00 per share.

(7) Includes 31,250 shares of Common Stock issuable upon the exercise of 31,250 Warrants having an exercise price of $2.00 per share.

(8) Includes 12,500 shares of Common Stock issuable upon the exercise of 12,500 Warrants, each Warrant having an exercise price of $2.00 per share.

(9) Represents 9,058 shares of Common Stock issuable upon the exercise of 9,058 Warrants, each Warrant having an exercise price of $1.38 per share.

(10) Includes 21,558 shares of Common Stock issuable upon the exercise of 21,558 Warrants, 12,500 Warrants having an exercise price of $2.00 per share and 9,058 Warrants having an exercise price of $1.38 per share.

(11) Represents 9,921 shares of Common Stock issuable upon the exercise of 9,921 Warrants, each Warrant having an exercise price of $1.26 per share.

(12) Includes 32,342 shares of Common Stock issuable upon the exercise of 32,342 Warrants, 12,500 Warrants having an exercise price of $2.00 per share and 19,842 Warrants having an exercise price of $1.26 per share.

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders pursuant to this Prospectus. The Company will receive proceeds upon the exercise of the Warrants equal to the respective price paid in connection with their excercise. The securities offered by this Prospectus may be sold from time to time by all of the Selling Stockholders. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders. The Company will use any net proceeds received from the excercise of the Warrants described in this Prospectus for general working capital purposes.

     The Selling Stockholder through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the certain of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     At the time a particular offer of the shares is made by or on the behalf of a Selling Stockholder, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     The shares of Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and any underwriters.

     In order to comply with the applicable securities laws of certain states, if any, the shares of Common Stock will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-5, 10b- 6 and 10b-7, in connection with transactions in the shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the shares of Common Stock.

     The Company will pay all of the expenses incident to the registration of the shares of Common stock other than any fees or expenses of any counsel retained by the Selling Stockholders and any out of pocket expenses incurred by the Selling Stockholders or any person retained by the Selling Stockholders in connection with the registration of the shares, fees and expenses of compliance with state securities or blue sky laws and commissions and discounts of underwriters, dealers or agents, if any. The expenses payable by the Company are estimated to be $20,000.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized securities of the Company consists of 100,000,000 authorized shares of Common Stock, par value $.15 per share, 8,176,014 shares of which were outstanding as of June 30 , 1997; and 10,000,000 authorized shares of Preferred Stock par value .01 per share, of which 1,216,653 shares of Preferred Stock were outstanding.

Common Stock
------------

     Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

     All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Preferred Stock
---------------

         6% Cumulative Convertible Series A Preferred Stock
         --------------------------------------------------

     The Company originally issued 1,847,500 shares of 6% Cumulative Convertible Series A Preferred Stock, par value $.01 per share (the "Preferred Stock") in June 1996 of which 1,216,653 are unconverted to common stock as of June 30, 1997.

     The following is a summary of the terms of the Preferred Stock. This summary is not intended to be complete and is subject to, and qualified in its entirety by, reference to the Certificate of Designation.

     Dividends. The holders of the Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends, payable solely in Common Stock at the rate of 6% per annum of the Liquidation Preference of the Preferred Stock. The dividend is payable semi-annually on June 30 and December 31 of each year, although the first dividend payable was on August 31, 1996. Dividends shall be paid to the holders of record as of a date, not more than thirty (30) days prior to the dividend payment date, as may be fixed by the Board of Directors (the "Dividend

Declaration Date"). Dividends accrue from the first day of the semi-annual period in which such dividend may be payable, except with respect to the first semi-annual dividend which shall accrue from the date of issuance of the Preferred Stock. Each holder of Preferred Stock shall receive such number of shares of Common Stock equal to the quotient of (i) 6% of the Liquidation
Preference of the Preferred Stock divided by (ii) the average ten (10) day moving average closing bid price of the Common Stock during the thirty (30) trading days immediately prior to the Dividend Declaration Date (the "Stock Dividend Price"); provided, however, that in no event shall the Stock Dividend Price exceed $3.00 per share or be less than $1.20 per share.

     No dividends may be paid on any shares of capital stock ranking junior to the Preferred Stock unless and until all declared but unpaid dividends on the Preferred Stock have been declared and paid in full.

     Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder, at any time commencing on October 22, 1996 (the "Initial Conversion Date"). Each share of Preferred Stock will be convertible into four (4) shares of Common Stock (the "Conversion Ratio"), subject to adjustment in certain circumstances. The conversion price of the Common Stock issuable upon conversion of the Preferred Stock is $1.25 (the "Conversion Price"), which is the quotient of the Liquidation Preference divided by the Conversion Ratio. All accrued but unpaid dividends payable in Common Stock were declared for holders of record at July 24, 1997.

     Automatic Conversion. Unless earlier converted, all outstanding shares of Preferred Stock were converted into Common Stock without any action by the holders thereof, on July 24, 1997 (the "Automatic Conversion Date"). All accrued but unpaid dividends payable in Common Stock were declared for holders of record at July 24, 1997.

     Procedure for Conversion. To convert Preferred Stock into Common Stock, the holder thereof must surrender the certificate therefor to the Company's transfer agent with a conversion notice appropriately completed and signed. Such notice is not required if the conversion is automatic. The transfer agent will, as soon as practicable thereafter, issue a certificate for the appropriate number of shares of Common Stock. Conversion will be deemed to have been made upon the surrender of the certificate for the shares of Preferred Stock to be converted. If the conversion would result in the issuance of a fractional share of Common Stock, the Company will, in lieu of issuing a fractional share, round up to the nearest whole share.

     Adjustment of Conversion Ratio. The number of shares of Common Stock into which the Preferred Stock is convertible shall be subject to adjustment in addition to the adjustments set forth above, upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the Common Stock or a merger of the Company with or into another entity, or sale of all or substantially all of the assets of the Company. The Company will notify holders of Preferred Stock of such adjustments.

     Voting Rights. Each holder of shares of Preferred Stock will be entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares of Preferred Stock could be converted at the time of the vote, will have voting rights equal to the voting rights of such number of shares of Common Stock voting together with the Common Stock as a single class on all matters submitted to the holders of Common Stock and shall be entitled to notice of any shareholders' meeting. Any fractional voting rights resulting from the above formula (after aggregating all shares of Common stock into which shares of Preferred Stock held by a single holder are converted) will be disregarded.

     Liquidation Preference. The holders of shares of Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common stock or any stock ranking junior to the Preferred Stock, $5.00 per share plus any accrued but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

     Upon any such liquidation, dissolution or winding up, such preferential amounts with respect to the Preferred Stock and any class or series ranking on a parity with the Preferred Stock if not paid in full shall be distributed pro rata in accordance with the aggregate preferential amounts of the Preferred Stock and such other classes or series of stock, if any. So long as any shares of Preferred Stock are issued and outstanding, the Company shall not issue any securities with rights, preferences or provisions senior to the Preferred Stock.

     Restrictions and Limitations. Shares of Preferred Stock acquired by the Company by reason of purchase, conversion, redemption or otherwise shall be retired and shall become authorized but unissued shares of Preferred Stock, which may be reissued as part of a new series of Preferred Stock created under the Company's Articles of Incorporation.

Other Preferred Stock
---------------------

     As of the date hereof, there are no shares of preferred stock other than the Preferred Stock. The Company's Articles of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future. If the Company issues preferred stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered hereby.

Warrants
--------

     The Warrants were issued in registered form pursuant to an agreement, dated the date of the June 24, 1996 Prospectus (the "Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). Upon completion of the June 24, 1996 Offering including overallotments purchased by the underwriter of the offering (the "Representative"), the Company had an aggregate of 1,972,500 Warrants outstanding, including the 247,500 Warrants issued to the Selling Securityholders, including exercise of the Representative's Over-Allotment Option purchase of an additional 100,000 Warrants. The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Each Warrant entitles the holder to purchase two (2) shares of Common Stock at an exercise price of $3.75 per Warrant ($1.875 per share of Common Stock (the "Exercise Price") commencing July 24, 1997 and ending June 23, 1999 (the "Expiration Date"), and is redeemable by the Company at a redemption price of $.05 at any time after October 23, 1997 on not less than 30 days' prior written notice, provided that the closing sales price of the Common stock on the principal exchange on which the Common Stock is traded (if then listed on a national securities exchange) or the average closing bid quotation for such shares in the over- the-counter market (if then traded in the over-the counter market), for a period of 20 consecutive trading days ending within 10 days prior to the date of the notice of redemption delivered by the Company, has been at least $2.50. The Redeemable Warrants will be entitled to the benefit of adjustments in the Exercise Price and in the number of shares of Common Stock and/or other securities deliverable upon exercise thereof in the event of a stock dividends, stock split, reclassifications, reorganizations, consolidations or merger and upon certain issuances of shares of Common Stock, or securities convertible into or exercisable for shares of Common Stock, at a price per share below the exercise price of the Common Stock. The Company may at any time decrease the exercise price or change certain of the redemption terms of the Redeemable Warrants for a period of not less than 30 days on not less than 30 days written notice to the holders of the Redeemable Warrants and the Representative.

     After the Expiration Date, the Warrants will become wholly void and of no value. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine. The Warrants may be exercised at the office of the Warrant Agent. If any Warrants are called for redemption, such Warrants must be exercise prior to the close of business on the last day before the date of such redemption or the right to purchase the applicable shares of Common Stock is forfeited.

     No holder, as such, of Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Warrants have been duly exercised and the Purchase Price has been paid in full.

     The Warrants provide that the Company shall not be obligated to issue shares of Common Stock upon exercise of the Warrants unless there is a current prospectus relating to the Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Commission, and unless such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. In accordance with the Securities Act, a prospectus ceases to be current nine months after the date of such prospectus if the information therein (including financial statements) is more than 16 months old or if there have been other fundamental changes in the matters discussed in the prospectus. Although the Company has agreed to use its best efforts to meet such regulatory requirements in the jurisdictions in which the Securities are sold in this Offering, there can be no assurance that the Company can continue to meet these requirements. The Securities are not expected to be qualified for sale or exempt under the securities laws of all states. Although the Securities are not expected to be qualified for sale or exempt under the securities laws of all states. Although the Warrants will not be knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the secondary market or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified. In this event, the Company would be unable legally to issue the shares of common stock to those persons desiring to exercise the Warrants unless and until the shares of Common Stock could be qualified for sale in jurisdictions in which such pruchasers reside, or an exemption from such qualification exists in such jurisdiction. No assurances can be given that the Company will be able to effect any required registration or qualification. The value of the Warrants could be adversely affected if a then current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not available pursuant to an effective registration statement or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside. Under the terms of the agreement under which the Warrants will be issued, the Company is not permitted to redeem such warrants unless a current prospectus is available at the time of notice of redemption and at all times to and including the date of redemption.

     As a result of the Warrants and the Representative's Warrants being outstanding, the Company may be deprived of favorable opportunities to obtain additional equity capital, if it should then be needed, for its business.

Transfer Agent, Registrar and Warrant Agent
-------------------------------------------

     The Company has appointed Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004 as transfer agent and registrar for the Common Stock, 6% Cumulative Convertible Series A Preferred Stock and the Warrants and as Warrant Agent under the Warrant Agreement.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock will be passed upon for the Company by Zukerman Gore & Brandeis, LLP, New York, New York.

                                     EXPERTS

     The financial statements of the Company for the year ended December 31, 1996 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 have been so incorporated in reliance on the report of BDO Siedman, LLP and Robert Early & Company, P.C. , independent accountants, given upon the authority of that firm as experts in auditing and accounting.

     No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to make such offer or solicitation in such jurisdiction.

                       MEDICAL DEVICE TECHNOLOGIES, INC.

         267,612 Shares of Common Stock, Offered by Selling Stockholders

                                TABLE OF CONTENTS


AVAILABLE INFORMATION............................................1

INCORPORATION OF CERTAIN DOCUMENTS
         BY REFERENCE............................................2

PROSPECTUS SUMMARY...............................................3

RISK FACTORS.....................................................4

THE COMPANY.....................................................18

SELLING STOCKHOLDERS............................................20

PLAN OF DISTRIBUTION............................................23

DESCRIPTION OF CAPITAL STOCK....................................25

LEGAL MATTERS...................................................31

EXPERTS  .......................................................31

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------


                             ________________, 1997



                                       32


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Items 14.  Other Expenses of Issuance and Distribution.
           --------------------------------------------

     The following table sets forth expenses payable by the Company in connection with the registration of the securities being registered. All of the amounts show are estimates, other than the Securities and Exchange Commission Registration Fee.

    SEC filing fee..........................    $    67.00
    Accounting and Legal fees and expenses..     10,000.00
    Printing and engraving..................      5,000.00
    Transfer Agent's and Registrar fees
      and Miscellaneous expenses............      2,000.00
                                                -----------
    Total...................................    $17,067.00
                                                ===========

Item 15.  Indemnification of Directors and Officers.
          ------------------------------------------

     The Company's Articles of Incorporation provides for indemnification of personal liability of the Directors of the Corporation to the fullest extent permitted by Subsection (1) - (3) of Section 16-10a-902 of the Utah Revised Business Corporation Act.

     Article VIII of the By-Laws of the Company ("By-Laws"), which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Utah Revised Business Corporation Act.

    Article VIII of the By-Laws provides as follows:

                                 "ARTICLE VIII"

                                 INDEMNIFICATION

     Section 1. Any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was a Director, officer, or employee of the Corporation, or of any corporation which he, the testator, or intestate served as such at the request of the Corporation, shall be indemnified by the Corporation against expenses reasonably incurred by him or imposed on him in connection with or resulting from the defense of such action, suit, or proceeding and in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, Director, or employee was liable to the Corporation, or to such other corporation, for negligence or misconduct in the performance of his duty. As used herein the term "expense" shall include all obligations incurred by such person for the payment of money, including, without limitation, attorneys' fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any such action, suit, or proceedings, except amounts paid to the Corporation or such other corporation by him.

     A judgment or conviction whether based on plea of guilty or nolo contendere or its equivalent, or after trial, shall not of itself be deemed an adjudication that such Director, officer or employee is liable to the Corporation, or such other corporation, for negligence or misconduct in the performance of his duties. Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-laws or by any of the following procedures:

a) order of the Court or administrative body or agency having jurisdiction of the action, suit or proceeding

b) resolution adopted by a majority of the quorum of the Board of Directors of the Corporation without counting in such majority any Directors who have incurred expenses in connection with such action, suit or proceeding

c) if there is no quorum of Directors who have not incurred expenses in connection with such action, suit or proceeding, then by resolution adopted by the majority of the committee of stockholders and Directors who have not incurred such expenses appointed by the Board of Directors

d) resolution adopted by a majority of the quorum of the Directors entitled to vote at any meeting; or

e)   order of any Court having jurisdiction over the Corporation.

     Any such determination that a payment by way of indemnification should be made will be binding upon the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, officers and employees of the Corporation and the other person above mentioned may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, Agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under this Article. The provisions of this Article shall apply to any member of any committee appointed by the Board of Directors as fully as though each person had been a Director, officer or employee of the Corporation.

Item 16.  Exhibits.

Exhibit No.
-----------

     1.5  Certificate  of   Designation   with  respect  to  the  6%  Cumulative
          Convertible Series A Preferred Stock (1)

     3.1 Articles of Incorporation of Gold Probe, Inc. a Utah corporation, filed February 6, 1980 (2)

     3.2 Certificate of Amendment to the Articles of Incorporation of Gold Probe, Inc. filed January 27, 1982 (2)

     3.3 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed October 26, 1986 (2)

     3.4 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 2, 1990 (2)

     3.5 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 17, 1992 (2)

     3.6 Certificate of Amendment to the Articles of Incorporation of Cytoprobe Corporation filed May 18, 1995 (3)

     3.7 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed December 14, 1995 (3)

     3.8 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed January 17, 1996 (4)

     3.9 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed January 19, 1996 (4)

     3.10 By-Laws of Medical Device Technologies, Inc. (2)

     4.1 Specimen certificate for 6% Cumulative Convertible Series A Preferred Stock (1)

     4.2 Form of Representative's Warrant Agreement, including form of Specimen Certificate for Representative's Warrant. (1)

     4.3 Form of Warrant Agreement dated October 31, 1994 by and between the Company and the holders of the 1994 Unit Warrants for the purchase of 259,375 shares. (2)

     4.6  Form of Warrant Agreement with Rator of North America. (2)

     5    Opinion of Zukerman Gore & Brandeis, LLP

     24   Consent of Zukerman Gore & Brandeis, LLP contained in Exhibit 5.

     24.1 Consent of BDO Seidman, LLP

     ----------------------------

     (1) Previously filed as an exhibit to Registration Statement on Form S-1, dated June 24, 1996, registration no. 333-02727 .

     (2) Previously filed as an exhibit to Registration Form S-3, dated May 15, 1996, Registraton no. 333-1150.

     (3) Incorporated by reference from the Company's Form 8-K Report dated January 15, 1996

     (4) Incorporated by reference from the Company's Form 8-K Report dated January 31, 1996


Item 17.  Undertakings.
          -------------

    The undersigned Company hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S- 8, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (a) The undersigned Company hereby undertakes that, for the purposes of determining any liability under the securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) and 15(d) of the Securities Exchange Act of 1934 that is incorporate by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to afforded to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California on August 6, 1997.

MEDICAL DEVICE TECHNOLOGIES, INC.


By:/s/ M. Lee Hulsebus
-----------------------------
M. Lee Hulsebus, Chairman of
the Board, Chief Executive
Officer and President

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Signature                   Title                         Date
---------                   -----                         ----


/s/ M. Lee Hulsebus         Chairman of the               August 6, 1997
M. Lee Hulsebus             Board, Chief Executive
                            Officer and President


/s/ Don Arnwine             Director                      August 6, 1997
Don Arnwine


/s/ Dr. Arthur Bradley      Director                      August 6, 1997
Dr. Arthur Bradley


/s/ Thomas Glasgow         Director                       August 6, 1997
Thomas Glasgow


/s/ Edward C. Hall          Chief Financial Officer       August 6, 1997
Edward C. Hall

